Exhibit 99.1
First Niagara Announces $400 Million Stock Offering
LOCKPORT, N.Y., September 23, 2009 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) announced that it expects to offer and sell approximately $400 million of common stock in an underwritten public offering through Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners L.P., as joint book-running managers.
The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement with the Securities and Exchange Commission. The company intends to grant the underwriters an option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.
The completion of this offering will further bolster First Niagara’s already “well-capitalized” position and allow for continued opportunistic growth, both in-market as well as through acquisitions. The net proceeds of this offering will also be used for general corporate purposes.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus supplement, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, NY 10019 or by calling 1-800-966-1559 and from Sandler O'Neill + Partners, L.P., Syndicate Department, at 919 Third Avenue, 6th Floor, New York, NY 10022 or by calling 1-866-805-4128.
About First Niagara Financial Group: With the addition of 57 acquired branches from National City Bank in Western Pennsylvania, First Niagara now has approximately $13.2 billion in assets and provides financial services to individuals, families and businesses through 170 branches and five Regional Market Centers across Upstate New York and Western Pennsylvania. In July 2009, First Niagara announced its plans to acquire Harleysville National Corporation and its $5.6 billion in assets and 83 branches in the Philadelphia area, subject to regulatory and Harleysville shareholder approval. For more information, visit www.fnfg.com.
Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com